Exhibit 10.9

PRINCIPIA BIOPHARMA INC.

April 23, 2011

Martin Babler

Re:    Executive Employment Terms

Dear Martin:

On behalf of the Board of Directors (the “Board”) of Principia Biopharma Inc. (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”). Your employment shall commence on Monday April 25, 2011 or another date mutually agreed between you and the Company.

Employment and Board Positions and Duties

You will be employed in the executive position of Chief Executive Officer, and you shall perform the duties of such position as are customary, as specified in the Bylaws of the Company, and as may be required by the Board. You will report to the Board and you will be based in the Company’s corporate headquarters in [South San Francisco], California. In addition, promptly after the commencement of your employment, the Company will use its best efforts to appoint you to serve as a member of the Company’s Board in the “CEO seat” on the Board, to serve in such capacity while you continue to serve as the Company’s Chief Executive Officer. You agree to resign from the Board in the event that your employment terminates for any reason (whether such termination is at your request or the Company’s request), with such resignation to be effective no later than your employment termination date.

During your employment with the Company, you will devote your full-time best efforts and business time and attention to the business of the Company.

Your employment relationship with the Company shall also be governed by the general employment policies and practices of the Company (except that if the terms of this letter differ from or are in conflict with the Company’s general employment policies or practices, this letter will control), and you will be required to abide by the general employment policies and practices of the Company. The Board reserves the right to change your position, duties, reporting relationship, work location, and the Company’s general employment policies and procedures, from time to time in its discretion.

Base Salary and Annual Bonus

Your base salary will be paid at the initial rate of $26,666.66 per month (an annual rate of $320,000), less payroll deductions and withholdings. You will be paid your base salary on a semi-monthly basis, on the Company’s normal payroll schedule. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and positions. You will not be eligible for overtime premiums.

Martin Babler

April 23, 2011

In addition to base salary, you will be eligible for a discretionary annual performance bonus of up to thirty percent (30%) of your annual base salary in effect during the bonus year; the bonus amount for 2011 will be prorated based on your length of employment in 2011. The bonus will be based upon the Board’s assessment of your performance and of the Company’s attainment of objectives as determined by the Board in its sole discretion. Following your hire, the Board will determine the applicable performance objectives for you and the Company for 2011. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether you have earned a performance bonus, and the amount of any performance bonus, based on its assessment of achievement of the applicable objectives. No amount of the performance bonus is guaranteed, and you must be an employee in good standing on the bonus payment date to be eligible to receive a bonus. If your employment terminates for any reason prior to the date that the bonus payment is scheduled to be paid (regardless of whether at your request, or the Company’s request), then you will not be eligible for a performance bonus. The performance bonus, if earned, will be paid no later than March 15 of the calendar year after the year to which it relates. Your compensation (including base salary and bonus eligibility) will be reviewed on an annual or more frequent basis by the Board (or any authorized committee thereof), and are subject to change in the discretion of the Board (or any authorized committee thereof).

Employee Benefits

As a regular, full-time employee, you will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies). In addition, you will accrue vacation at the initial rate of four (4) weeks (or twenty (20) business days) per year, subject to the terms of the Company’s vacation policy. Your accrual of unused vacation will be subject to a maximum accrual cap of ten (10) days, and you will cease to accrue any additional vacation if your balance of accrued and unused vacation reaches this maximum cap, following which, you will not recommence vacation accrual until you take vacation and your balance drops below the maximum cap. The Company may modify employee benefits from time to time in its discretion.

Stock Options

Subject to approval by the Board, the Company shall grant you an option under the Company’s Amended and Restated 2008 Equity Incentive Plan (the “Equity Plan”) to purchase 641,163 shares of the Company’s Common Stock (equivalent to four percent (4%) of the issued and outstanding shares, outstanding options, warrants and other equity rights, and all shares reserved for issuance under the Equity Plan (the “Fully Diluted Cap”)) (the “Option”) at fair market value as determined by the Board as of the date of grant. The Option will be governed in full by the Equity Plan and your grant agreement. The Option will be subject to a four-year vesting period subject to your continued service with the Company (as defined in the Equity Plan), with twenty-five percent (25%) of the shares subject to the Option vesting on the one year anniversary of your vesting commencement date, and one-forty-eighth (1/48th) of the shares subject to the Option vesting for each month of your continued service thereafter.

Your Option grant will be subject to anti-dilution protection to the following extent, in addition to any applicable anti-dilution provisions of the Equity Plan:

(A) In the event that, and upon completion by the Company of the second and third tranches (excluding any put right closings in connection with such tranches) of that certain Series A Preferred Stock Financing (each, a “Series A Financing Tranche”), in accordance with the terms of that certain Series A Preferred Stock Purchase Agreement, made as of February 15, 2011 (the “Series A Purchase Agreement”), the

Martin Babler

April 23, 2011

Company will grant you as necessary, upon each closing of such Series A Financing Tranche, additional stock options (or, if mutually agreeable, stock awards) on substantially similar terms, but with a vesting commencement date equal to the grant date and excluding further anti-dilution protection under this paragraph) to purchase or receive shares, as the case may be, of the Company’s common stock such that your total number of option shares (including the original Option and such additional grant and both vested and unvested option or stock award shares) shall equal (i) with respect to the second tranche, four and one-quarter percent (4.25%) of the Fully-Diluted Cap on the date of closing of such second tranche, and (ii) with respect to the third tranche, four and one-half percent (4.5%) of the Fully-Diluted Cap on the date of closing of such third tranche; and

(B) In the event that the Company meets the milestones set forth in the Series A Purchase Agreement to trigger the second and/or third tranches of the Series A Financing, and the Company executes a licensing, partnering or similar deal with a strategic partner (a “Strategic Transaction”) such that, upon the request of the Company, the Investors (as defined in the Series A Purchase Agreement) holding at least seventy-five percent (75)% of then outstanding Series A Preferred Stock agree to permanently waive their right to participate in either of such second or third tranche, as the case may be, under the Series A Purchase Agreement (each an “Effective Participation Waiver”), then the Company will grant you as necessary additional options (or, if mutually agreeable, stock awards) to purchase or receive shares, as the case may be, of the Company’s common stock such that your total number of option shares (including the original Option and such additional grant and both vested and unvested option or stock award shares) shall equal either four and one-quarter percent (4.25%) of the Fully Diluted Cap on the date of such Effective Participation Waiver (in the case of a Strategic Transaction in lieu of the second tranche) or four and one-half percent (4.5%) of the Fully Diluted Cap on the date of such Effective Participation Waiver (in the case of a Strategic Transaction in lieu of the third tranche),

(each of clause (A) and (B) above, an “Anti-dilution Adjustment”), provided, however, that the right to receive such Anti-dilution Adjustment shall terminate and be of no further force and effect upon the earlier of (i) the closing of an initial public offering of the Company’s common stock and (ii) the date that is five (5) years from the date hereof. Further, you shall have the right to early exercise the Option and any additional options granted pursuant to the Anti-dilution Adjustment.

Signing Bonus

As an inducement to your acceptance of employment, you will be paid a cash signing bonus, within ten days of your date of commencement of employment, of Forty Five Thousand Dollars ($45,000) less any payroll deductions and withholding.

Change in Control Double Trigger Option Acceleration

If, on or within twelve (12) months after a Change in Control (as defined below), your employment is terminated by the Company (or its successor) other than for Cause (as defined below) or is terminated by you due to a resignation for Good Reason (as defined below), and such termination or resignation is not due to your death or disability, then all outstanding shares subject to any stock options then held by you (including but not limited to the Option) shall vest in full effective as of your termination or resignation date (the “Full Acceleration”). Notwithstanding the foregoing, as a pre-condition of the Full Acceleration, you must deliver to the Company, within thirty (30) days following your termination date, a signed and dated effective, general release of all known and unknown claims in the form provided to you by the Company.

Martin Babler

April 23, 2011

For purposes of the above paragraph, the following definitions shall apply:

(1)    Definition of Change in Control. “Change in Control” shall have the same definition as Sections 2(a)(i) and 2(a)(iii) of the Equity Plan (which constitute portions of the definition of “Acquisition” under the Equity Plan).

(2)    Definition of Cause. “Cause” for the Company (or any successor thereto) to terminate your employment shall exist if any of the following occurs: (A) your conviction (including a guilty plea or plea of nolo contendere) of any felony, or of any other crime involving fraud, dishonesty or moral turpitude; (B) your commission or attempted commission of or participation in a fraud or act of dishonesty against the Company; (C) your material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of this Agreement or your Proprietary Information and Inventions Agreement (discussed below), or of any Company policy, or of any statutory duty you owe to the Company; or (D) your conduct that constitutes gross insubordination or habitual neglect of duties, provided, however, that the action or conduct described in clause (C) above and this clause (D) will constitute “Cause” only if such action or conduct causes (or is reasonably expected to cause) harm to the Company and continues after the Board has provided you with written notice thereof and thirty (30) days opportunity to cure the same (provided that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure). The determination that a termination is for Cause shall be made by the Board in good faith.

(3)    Definition of Good Reason. For purposes of this Agreement, you shall have “Good Reason” for your resignation from your employment with the Company or its successors for up to ninety (90) days following the occurrence of one of the following events without your written consent and after having provided thirty (30) days prior written notice and an opportunity to cure to the Company, and the Company fails to cure the event within such thirty-day cure period: (A) material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are substantially reduced from the prior duties; (B) relocation of your principal place of employment to a place that increases your one-way commute by more than forty-five (45) miles as compared to your then current principal place of employment immediately prior to such relocation; or (C) a reduction of at least 10% of your gross base salary (unless pursuant to a salary reduction program applicable generally to the Company’s executive employees).

Compliance With Confidential Information Agreement and Company Policies; Third Party Information

As a condition of employment, you must sign and comply with the Company’s standard form of Employee Proprietary Information and Inventions Agreement. In addition, you will be expected to abide by the Company’s rules and policies, as may be changed from time to time within the Company’s sole discretion.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or by you in the course of your employment with the Company. By signing this letter, you

Martin Babler

April 23, 2011

represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property of any former employer or other third party. In addition, by signing below, you represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may conflict with or limit your ability to perform your duties to the Company.

Outside Activities

Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

At-Will Employment Relationship

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without Cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement approved by the Board and signed by you and a duly authorized Member of the Board.

Severance Benefits

If, at any time, (a) your employment with the Company terminates due to termination without Cause by the Company (or its successor) or you resign for Good Reason, (b) such termination is not due to your death or disability, and (c) such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), then you shall be entitled to receive the following as your sole severance benefits (the “Severance Benefits”):

(1)    Severance Pay. You shall be entitled to severance pay in the form of continuation of your base salary in effect on the effective date of termination for the first six (6) months after the date of such termination. The severance shall be paid in substantially equal installments on the Company’s regular payroll schedule, subject to standard deductions and withholdings over the six (6) month period following termination; provided, however, that no payments will be made prior to the thirtieth (30th) day following your termination (or on such later date that the Release (as defined below) becomes effective).

Martin Babler

April 23, 2011

On the thirtieth (30th) day following your termination date, the Company will pay you the salary continuation payments that you would have received on or prior to such date in a lump sum under the original schedule but for the delay while waiting for the effectiveness of the Release, with the balance of the cash severance being paid as originally scheduled.

(2)    Stock Option Vesting. Any unvested stock options outstanding as of the termination date (including the Option, to the extent not fully vested) will be subject to accelerated vesting, effective as of the termination date, with respect to an additional number of options that would have vested over a six-month period (for example, 6/48th of the total options for option grants with a four year vesting schedule).

(3)    COBRA Payments. If you timely elect continued coverage under federal COBRA laws or comparable state insurance laws (collectively, “COBRA”), then the Company shall reimburse the cost of your COBRA premiums necessary to continue your medical insurance coverage in effect for yourself and your eligible dependents on the termination date for the first six (6) months of such coverage (provided that such COBRA reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you become eligible for group medical insurance coverage through a new employer). You are required to provide prompt written notice to the Company of other employment you obtain during the six-month period following the termination date, including notice of whether you are eligible for group medical insurance coverage through your new employer. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA reimbursement benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group medical insurance coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall continue for the same time period that the Company otherwise would have provided reimbursement of your COBRA payments (e.g. through no later than six (6) months after your termination).

The Severance Benefits are conditional upon (a) your continuing to comply with your continuing obligations to the Company, including obligations under your Proprietary Information and Inventions Agreement; and (b) your delivering to the Company, within thirty (30) days following your termination date, a signed and dated effective, general release of all known and unknown claims in the form provided to you by the Company (the “Release”).

IRS Section 409A

It is intended that the Severance Benefits satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive installment payments under this letter shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the severance benefits to which you are entitled under this letter is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the

Martin Babler

April 23, 2011

expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under this letter shall be paid as otherwise provided herein.

Dispute Resolution

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration before a single arbitrator held in San Francisco, California and conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (2) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs in excess of the court filing fees that you would be required to pay if the dispute was litigated in civil court. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Miscellaneous

As required by federal law, this offer is contingent upon satisfactory proof of your identity and right to work in the United States. In addition, this offer and your employment are subject to satisfactory background check and references check, and you agree to cooperate fully with the Company in completing any requested authorizations for the background and references check.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this letter, require a written modification approved by the Board and signed by a duly authorized Member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a

Martin Babler

April 23, 2011

breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

Please sign and date this letter and return it to me as soon as practicable if you wish to accept employment at the Company under the terms described above. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Board looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Srini Akkaraju
Srini Akkaraju
Chairman, Board of Directors

Reviewed, Understood, and Accepted:

/s/ Martin Babler
Martin Babler	Date